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                                                                   Exhibit 10.13


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") entered into as of February 20, 2004, by and between Animas Corporation, a Delaware corporation (the "Company"), and Katherine D. Crothall (the "Executive").

            WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated January 1, 2002 and now wish to amend certain terms of and restate that Agreement upon the terms and conditions set forth herein.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

            1.    Employment

                  1.1. Position. The Company hereby agrees to continue to employ the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment and agrees to perform her duties and responsibilities, in accordance with the following terms, conditions and provisions.

                  1.2. Employment Term. The term of the Executive's employment under this Agreement shall commence on the date the Company's registration statement on a Form S-1 is declared effective by the Securities and Exchange Commission (the "Effective Date") and shall continue in effect through January 1, 2005 (the "Expiration Date"); provided, however, commencing on January 1, 2005 and on each January 1 thereafter, the Expiration Date shall automatically be extended one additional year unless, not later than September 30 prior to such January 1, either party shall give written notice to the other party that the Expiration Date shall cease to be so extended (the "Original Term"). Notwithstanding the foregoing sentence, if a Change in Control occurs prior to January 1, 2005, the term of the Executive's employment shall expire no earlier than the second anniversary of the first day of the month following the month in which the Change of Control occurs (the "Change of Control Term"), unless terminated prior thereto in accordance with the applicable provision of Section
5. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall immediately become null and void if the Effective Date does not occur on or prior to June 30, 2004. Collectively the Original Term and the Change of Control Term shall be referred to herein as the "Employment Term."

                  1.3. Duties and Responsibilities. The Executive shall serve as the Company's President and Chief Executive Officer and in such other senior positions, if any, to which she may be elected by the Board of Directors of the Company (the "Board") during the Employment Term. During the Employment Term, the Executive shall perform all duties and accept all responsibilities incident to, and not inconsistent with, such positions.

                  1.4. Extent of Service. During the Employment Term, the Executive agrees to use her best efforts to carry out her duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of her business time, attention, and energy thereto, except to the extent required by the Executive's outside board memberships and civic or charitable activities held on the date of this Agreement.
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The Executive agrees not to become engaged in any additional business, civic or charitable activity that, in the Board's reasonable judgment, is likely to interfere materially with her ability to discharge her duties and responsibilities to the Company.

                  1.5. Base Salary. For all the services rendered by the Executive hereunder, the Company shall pay the Executive a base salary at the annual rate of $285,000 plus an automobile allowance of $1,100 per calendar month ("Base Salary"), payable in installments at such times as the Company customarily pays its other senior level officers (but in any event no less often than monthly). The Executive's Base Salary shall be reviewed and may be appropriately adjusted by the Board pursuant to its normal performance review policies for senior level officers.

                  1.6. Retirement and Benefit Coverages. The Executive shall be eligible to participate in any pension plans, retirement plans and any health, life, accident, general liability, directors and officers liability, or disability insurance, sick leave or other benefit plans or programs made available to other senior level officers of the Company as long as they are kept in force by the Company ("Plans") and provided the Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective Plans. In addition, the Executive shall be entitled to holiday, vacation and sick leave in accordance with the Company's vacation, holiday and pay for time not worked policies, as well as any other perquisites provided by the Company to its senior level officers.

                  1.7.  Stock Options/Stock Awards/Benefits. In the event that
(i) the Executive's employment is terminated by the Company or a successor entity pursuant to Section 5.2, (ii) the Executive resigns from the Company pursuant to Section 5.3 or (iii) if the Executive's employment is terminated during the six month period before or the twelve month period following a Change of Control as defined in Section 6, then one hundred percent (100%) of any stock option, restricted stock or other stock awards granted the Executive that have not yet become exercisable or vested shall automatically accelerate and become fully exercisable or vested on the effective date of such event and the Executive shall become entitled to the payments set forth in Sections 5.2 or 5.3, as applicable. In addition, if a Change of Control (other than a Change of Control within the meaning of Section 6.3(c) or Section 6.3(d) of this Agreement) is consummated prior to December 31, 2006, then, (a) to the extent that an option award that has been issued to Executive is subject to a vesting and/or unexercisability period that extends longer than twenty-four (24) months from such date, then that portion of the entire option award that is then unvested and/or unexercisable and that would have become vested and/or exercisable in the final twenty-four (24) months of such vesting and/or unexercisability period shall become vested and immediately exercisable on the date of a Change of Control and (b) to the extent that an option award that has been issued to the Executive is subject to a vesting and/or unexercisability period that is shorter then twenty-four (24) months from such date, then all of the option award shall become vested and immediately exercisable on the date of a Change of Control. Subject to the discretion of the Board, the Executive shall be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

                  1.8. Life Insurance. During the Employment Term, the Company shall maintain, under an arrangement satisfactory to the Company $3,000,000 of life insurance on the


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life of the Executive if available at reasonable commercial rates as determined by the Board or if not available, for such lower amount as agreed to by the Company and the Executive. The Executive shall have the right to designate the beneficiary of such insurance policy. The Company may maintain term life insurance, whole life insurance or such other form of insurance as it deems appropriate.

                  1.9. Incentive Programs. The Executive shall be entitled to participate in any short-term or long-term incentive compensation programs established by the Company for its senior level officers generally ("Incentive Programs"). Payments under such Incentive Programs shall depend upon achievement of certain business and individual performance targets specified and approved by the Board; provided, however, that the Executive's "target opportunity" under any such Incentive Program shall not be less than the highest level of target opportunity of any other senior level Officer.

            2. Confidential Information. The Executive acknowledges that, by reason of her employment by and service to the Company before and during the Employment Term, she has had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets as defined by Pennsylvania Law, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, proprietary computer programs and software and financial information (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and the Executive covenants that she will not at any time during the Employment Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the Executive's good faith belief as to the proper performance of her duties for the Company. The Executive also covenants that, for a period of three
(3) years after the termination of her employment, directly or indirectly, she will not use any Confidential Information for any purpose or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of the Executive. Notwithstanding the foregoing, if the Executive is required to disclose Confidential Information by a court of law, by any governmental agency having supervisory authority over the business of the Company or over the Executive or by any administrative or legislative body (including a committee thereof) that the Executive reasonably believes has apparent jurisdiction to order her to divulge, disclose or make accessible such information, the Executive shall inform the Company in writing promptly of such required disclosure and shall not disclose any Confidential Information until steps taken by the Company to preclude such disclosure have been ineffective or the Company authorizes disclosure.

            3.    Non-Competition; Non-Solicitation.

                  3.1.  Non-Competition. The Executive agrees that:

                        (a)   During the Employment Term and for a period of two
(2) years thereafter, or, if longer, for the period during which the Executive receives payments from the Company under Section 5.2, the Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer,


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director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit her name to be used in connection with, any business or enterprise that is engaged in a geographic area in which the Company or any of its affiliates is operating or has documented plans to operate, provided the Executive has knowledge of those plans, either during the Employment Term or on the date the Executive's employment terminates, as applicable, (whether or not such business is physically located within those areas) (the "Geographic Area"), in any business that is directly competitive to a business maintained by the Company or any of its affiliates or to a business that the Company or any of its affiliates has documented plans to maintain, provided that the Executive has knowledge of those plans, either during the Employment Term or on the date the Executive's employment terminates, as applicable ("Competing Business"). It is recognized by the Executive that the business of the Company and its affiliates operates throughout the Geographic Area and that the Executive is involved in such business throughout the Geographic Area, and therefore, that more limited geographical limitations on this non-competition covenant are not appropriate.

                        (b) The foregoing restrictions shall not be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any corporation that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising her rights as a shareholder, or seeks to do any of the foregoing.

                  3.2. Non-Solicitation. The Executive further covenants and agrees that, during the Employment Term and for the period of two (2) years thereafter, or, if longer, for the period during which the Executive receives payments from the Company under Section 5.2, the Executive will not, without the prior written consent of the Company, personally solicit for a Competing Business any customer that was a customer of the Company or any of its affiliates during the Employment Term or on the date on which the Executive's employment terminates or any person who is a managerial or higher level employee of the Company at the date the Executive's employment terminates. The foregoing covenant of the Executive shall not apply to any person after twelve months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

            4.    Equitable Relief.

                        4.1. The Executive acknowledges and agrees that (i) the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interest, properties, goodwill and business of the Company, (ii) the Company would not have entered into this Agreement in the absence of such restrictions and (iii) the Company will suffer irreparable injury if the Executive breaches any of the provisions set forth in Sections 2 and 3. The Executive represents and acknowledges that (i) she has been advised by the Company to consult her own legal counsel in respect of this Agreement, and (ii) she has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with her counsel.


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                        4.2.  The Executive further acknowledges and agrees that
a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to seek preliminary injunctive relief, without the necessity of proving actual damages. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

                        4.3. The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of either such court in any such suit, action or proceeding, and (iii) waives any objection that the Executive may have to the laying of venue of any such suit, action or proceeding in either such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers at the address set forth in the notice provisions of Section 12 hereof.

            5.    Termination.

                  5.1. The Employment Term shall terminate upon the occurrence of any one of the following events:

                        (a) Disability. The Company may terminate the Employment Term in compliance with applicable law, if the Executive is unable substantially to perform the essential duties and responsibilities hereunder to the full extent required by the Board by reason of mental or physical illness, injury or any other cause for six consecutive months, or for more than nine months in the aggregate during any period of twelve consecutive calendar months (a "Disability"); provided, however, that the Company shall continue to pay the Executive her Base Salary during such six month or twelve consecutive calendar month period. At the date of such termination the Company shall prepare and execute a release substantially in the form attached hereto as Annex 1, (the "Release"), and present the Release for execution to the Executive, or the Executive's representative should she lack capacity to execute the Release. Upon execution of the Release by the Executive, or her personal representative, as the case may be, the Executive shall be entitled to receive all payments and benefits to the same extent and at the same time as specified in Section 5.2(b), offset by any amounts the Executive receives under any long- term disability program maintained by the Company. Otherwise, in the event of Disability, the Company shall have no further liability or obligation to the Executive under this Agreement except as set forth in the Release. In the event of any dispute under this Section 5.1(a) and to the extent determined by the Board to be job-related and consistent with business necessity, the Executive shall submit to a physical examination by a licensed physician experienced in


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disability examination selected by the Board and approved by the Executive, such approval not to be unreasonably withheld.

                        (b) Death. The Employment Term shall terminate on the date of the Executive's death. In such event, the Company shall pay to the Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of her Base Salary set forth in Section 1.5 hereof for the full month in which she dies, and all unreimbursed expenses and unused vacation time. If the Executive dies while an employee of the Company, the designated beneficiary, or if no such beneficiary has been designated, the Executive's estate, shall be entitled to receive (i) the proceeds of the life insurance policy described in Section 1.8 and (ii) a payment from the Company of any other benefits in accordance with the terms of any Plan and Incentive Programs of the Company, on the basis that the death of the Executive is equivalent to termination without cause. Otherwise, the Company shall have no further liability or obligation under this Agreement to her executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through her.

                        (c) Cause. The Company may terminate the Employment Term at any time for "Cause" upon 30 days' written notice to the Executive, in which event all payments under this Agreement shall cease, except for (i) Base Salary to the extent already earned and a payment equal to any unreimbursed expenses and unused vacation, which shall be paid in a single lump sum on the day the Employment Term terminates, and (ii) any other benefits in accordance with the terms of any applicable Plans and Incentive Programs of the Company. For purposes of this Agreement, the Executive's employment may be terminated for "cause" if (i) the Executive is convicted of a felony (ii) in the reasonable determination of the Board, the Executive has committed an intentional act of fraud, embezzlement, or theft in connection with the Executive's duties in the course of her employment with the Company, (iii) in the reasonable determination of the Board, the Executive has engaged in gross negligence in the course of her employment with the Company that is materially harmful to the business of the Company, or (iv) the Executive intentionally breached her obligations under this Agreement, including inattention to or neglect of duties and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof and the act or failure to act by the Executive is materially harmful to the business of the Company. For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed "intentional" or "gross negligence" only if it was done by the Executive in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company. In the event the Executive disputes the existence of Cause in connection with a termination of employment, no termination for Cause shall be effective in the absence of an affirmative vote by the three fourths of the full Board (disregarding any director who must abstain).

                  5.2.  Termination Without Cause.

                        (a) The Company may terminate the Executive without Cause, at any time, from the position in which she is employed hereunder (on which date the Employment Term shall be deemed to have ended) upon not less than 30 days prior written notice to the Executive; provided, however, that, commencing on the date of such notice, the


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Executive shall be under no obligation to render any additional services to the
Company and shall be allowed to seek other employment. Upon such termination, except as provided in Section 5.2(b) below, the Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ the Executive (i) Base Salary to the extent already earned and a payment equal to any unused vacation, unreimbursed expenses, which shall be paid in a single lump sum on the day the Employment Term ends, and (ii) any other benefits in accordance with the terms of any Plans and Incentive Programs of the Company.

                        (b) Notwithstanding the foregoing, upon such termination, the Company shall prepare and execute the Release and present the Release to the Executive for execution. Upon the Executive's execution of the Release and her agreement to be bound by the terms of and not rescind the Release, she shall be entitled to receive, commencing on the eighth day following execution of the Release, in lieu of the Company's obligations described in Subsection (a) of this Section, which the Executive agrees to waive, as liquidated damages for the failure of the Company to continue to employ the Executive, (i) continuation for eighteen months of the Executive's current Base Salary in accordance with Section 1.5 (without regard to the Executive's removal), (ii) any other amounts earned, vested, or owing but not yet paid under Section 1.5 through 1.9 above, (iii) a pro-rata portion of any Incentive Programs to the extent that such amount would have been earned in accordance with the terms of such Incentive Programs specified in Section 1.9 above for the then current fiscal year of the Company, without regard to a requirement, if any, set forth in Incentive Programs of employment with the Company at date of payment under such Incentive Programs (iv) a payment equal to any unused vacation and unreimbursed expenses, (v) any other benefits in accordance with the terms of any Plans and Incentive Programs of the Company without regard to a requirement, if any, set forth in Plans or Incentive Programs of employment with the Company at date of payment under such Plans or Incentive Programs, and (vi) to the extent not provided in (E) directly above, health insurance for the Executive and eligible family members and disability insurance for the Executive, for a period of eighteen (18) months from the date of termination pursuant to Section 5.2(a), each with coverage and at a cost identical to that provided the Executive immediately prior to such termination. Notwithstanding the foregoing, if the Company determines that it is unable to provide the benefit set forth in (iv) or (v) above, the Company shall satisfy its obligation under this Agreement through a cash payment of the amount necessary to provide the benefit and the amount necessary to pay any federal, state or local tax on such cash payment. Upon Termination Without Cause, the Company shall have no liability or obligation to the Executive except as set forth in Section 5.4 and in the Release.

                  5.3.  Constructive Termination Without Cause.

                        (a) Resignation by the Executive for good reason ("Constructive Termination without Cause") shall mean a termination of the Executive's employment at her initiative following the occurrence, without the Executive's written consent, of(i) a material diminution in the Executive's duties, responsibilities, authority or status, or a failure of the Executive to have a position reporting directly to the Board, (ii) a reduction in any amount of the Executive's Base Salary, (iii) the assignment to the Executive of duties or responsibilities that are materially inconsistent with the duties, responsibilities, authority, or status of her position as defined in Section 1.3 above or which materially impair the Executive's ability to function in her then current position, (iv) the Executive's removal as a member of the


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Board, or (v) a failure of the Company to comply with any of the material terms of this Agreement; provided, however, that a termination of the Executive's employment shall not constitute a Constructive Termination without Cause if the Company's action is in response to actions taken by the Executive that constitute Cause (as defined in Section 5.1(c) above).

                        (b) In the event of a Constructive Termination Without Cause, the Company shall prepare and execute the Release and present the Release to the Executive for execution. Upon the Executive's execution of the Release and agreement to be bound by and not rescind the terms of the Release, she shall be entitled to receive all amounts and benefits to the same extent and at the same time as specified in Section 5.2(b). In the event the Executive refuses to execute and agree to be bound by the terms of the Release (or revokes the Release), she shall receive only the amounts and benefits to the same extent and at the same time as specified in Section 5.2(a).

                        (c) Prior to resigning under this Section, the Executive shall give written notice to the Board and offer a 30-day period for the Company to cure. If no cure has been effected by the end of the applicable cure period, the Executive may resign immediately. The Company may not terminate the Executive pursuant to Section 5.1(c) or 5.2 subsequent to the date of the written notice provided pursuant to this Section 5.3(c).

                  5.4. Voluntary Termination. The Executive may voluntarily terminate the Employment Term upon 30 days' prior written notice for any reason. In such event, the Executive shall be entitled only to (i) Base Salary to the extent already earned and a payment equal to any unused vacation, and unreimbursed expense which shall be paid in a single lump sum on the day the Employment Term terminates, and (ii) any other benefits in accordance with the terms of any Plans and Incentive Programs of the Company. A voluntary termination under this Section 5.4 shall not be deemed a breach of this Agreement.

                  5.5.  Termination at End of Employment Term. Notwithstanding
Section 5.4, if the Executive's employment with the Company is terminated or not renewed at the end of an Employment Term by the Company, the Company shall prepare and execute the Release and present the Release to the Executive for execution. Upon execution of the Release by the Executive, the Company shall pay to the Executive as severance compensation the amounts described in Section 5.2(b), but with the Executive's Base Salary to continue under Section 5.2(b)(i) for one year after termination of employment. The payments under this Section
5.5 shall be made in lieu of the payments described in Section 5.4, which the Executive hereby agrees to waive. In the event the Executive refuses to execute and agree to be bound by the terms of the Release (or revokes the Release), the Executive shall receive only amounts and benefits specified in Section 5.4.

            6.    Change of Control.

                  6.1. If a Change of Control (as defined in 6.3 below) occurs during the Employment Term, any payment or distribution by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement or otherwise shall be subject to the provisions of subsection 6.2 below.


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                  6.2.  Notwithstanding anything in this Agreement to the
contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement or otherwise (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and that it would be economically advantageous to the Executive to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of the amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under
Section 4999 of the Code. For purposes of this Section 6, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The calculations under this Section 6.2 shall be made as follows:

                        (a)   All determinations to be made under this Section
6.2 shall be made by the Company's independent public accounting firm as in effect immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations to the Company and Chief Executive Officer within 10 days of the event that gives rise to the "excess parachute payment." Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall in her sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 6.2. Within five days after the Executive's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company that should not have been made ("Overpayment") or that additional Agreement Payments that have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the event that gives rise to the "excess parachute payment," the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be promptly repaid by the Executive to the Company; provided, however, that no amount shall be repayable by the Executive to the Company if and to the extent such repayment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                        (b) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsection (a) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (a) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.


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                        (c)   The limitations of this Section 6.2 shall only
apply if payments under this Agreement are subject to Section 280G at the time of the Change of Control. If payments under this Agreement would not be subject to Section 280G if the shareholders of the Company approved the payments, the Company shall use its commercially reasonable efforts to procure the necessary shareholder approval of the payments in a timely manner. If the shareholders approve the payments so that Section 280G does not apply, the Company shall make payments under this Agreement without regard to this Section 6.2.

                  6.3. A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                        (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than a person who is a shareholder of the Company as of the effective date of this Agreement) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company, as determined by the Board of Directors of the Company or

                        (b) The closing of a merger, consolidation or other form of business combination of the Company, or any direct or indirect subsidiary of the Company, with another corporation and the shareholders of the Company, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares of the Company or the surviving entity or any parent thereof, entitling the shareholders of the Company to vote more than 50% of all shares of the Company, or the surviving entity or any parent thereof which would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote),

                        (c) The sale or other disposition of all or substantially all of the assets of the Company, or

                        (d)   A liquidation or dissolution of the Company.

                        (e) Individuals who are Continuing Directors cease to constitute a majority of the members of the Board. "Continuing Directors" for this purpose being the members of the Board on the date of adoption of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by two-thirds of the Directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.

            7. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment and the Employment Term to the extent necessary to the intended preservation of such rights and obligations.

            8. Settlement of Disputes; Arbitration; Expenses. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity for a review of the decision denying a claim and shall further allow to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute under the provisions of this Agreement (other than a dispute in which the primary relief sought is an equitable remedy such as an injunction) shall be settled by arbitration in the City of Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration as well as the Executive's reasonable legal fees and expenses. The arbitrators shall, in any other event, determine who shall pay the Executive's legal fees and expenses.

            9. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or her estate and their assigning any rights hereunder to the person or persons entitled thereto.

            10. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

            11. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

            If to the Company, to:

            Animas Corporation
            590 Lancaster Avenue
            Frazer, PA 19355

            If to the Executive, to the address on file with the Company:

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

            12.   Contents of Agreement; Amendment and Assignment.

                  12.1. This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the employment of the Executive by the Company (including, without limitation, that certain Employment Agreement by and between the Company and Executive dated January 1, 2002) and cannot be changed, modified, extended or terminated except as provided herein or upon written amendment approved by the Company and executed on its behalf by a duly authorized officer and by the Executive. This Agreement does not amend or modify the provisions of any Plans or Incentive Programs in which the Executive participates or is eligible to participate except as set forth in Sections 1.7 and 5.2(b)(iii) and (v) hereof.

                  12.2. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

            13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceabiity shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

            14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

            15. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of her incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal

            16. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

            17. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder except as otherwise provided with respect to her restricted stock award.

            18. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

            IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                    ANIMAS CORPORATION


                                    By: /s/ Richard A. Baron
                                        -----------------------------------

                                    Katherine D. Crothall

                                    By: /s/ Katherine D. Crothall
                                        -----------------------------------


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